Exhibit 99.5

Trinity Industries, Inc.
Analyst Conference Call
November 3, 2004
Comments by Steve Menzies

As Tim indicated, demand for railcars in North America remained strong in the 3rd quarter. Continuing the solid recovery that we believe began earlier this year, orders for 2004 year-to-date have totaled over 58,000 including the 20,700 plus railcars ordered during the 3rd quarter. This level of orders is the largest three consecutive quarters of industry railcar orders since 1998. During the 3rd quarter, Trinity received over 6,400 railcar orders or approximately 31% of the North American industry orders. Given what we continue to see in current order inquiries from railroads, shippers and third party leasing companies, we believe 2004 railcar orders reflect strong, broad-based demand and will support production plans through 2005. Beyond the sheer volume of new railcar orders, we find the diversity among car types and customers to be reassuring that a broad-based railcar market recovery is underway. Orders received during the 3rd quarter came from railroads, shippers and 3rd party leasing companies. We have seen significant demand for many different railcar types such as covered hoppers which are used to carry agricultural, mineral and cement products from customers upgrading their railcar fleets to current designs and capacities. During the 3rd quarter, Trinity received orders for over 2,500 covered hopper cars and, year-to-date, we have received over 50% of the orders placed for covered hopper cars. We received orders for boxcars and coal cars as demand continues to remain high for these car types, as well. Demand for intermodal flat cars also remains strong as TTX continues its significant capital investment program and intermodal volumes grow at double-digit rates. In addition, we received a large order for 1,500 intermodal platforms from a Class 1 railroad allowing us to improve our penetration into the intermodal market capturing approximately 30% of 3rd quarter intermodal orders and we received additional orders for autoracks. Tank car orders are on pace to significantly surpass order levels from 2003. Increased tank car demand is reflective of general economic activity in the chemical sector and replacement of older, smaller tank cars. As you can see from the diversity of car types ordered and variety of customers placing orders, the railcar market recovery appears to be well underway.

Trinity Industries Leasing Company continues to grow its railcar fleet taking delivery of approximately 530 new railcars representing approximately 13% of TrinityRail’s 3rd quarter shipments. Our operating lease fleet has grown to over 19,700 railcars from 17,700 railcars a year ago. Our committed lease backlog as of September 30 is approximately 2,300 railcars or 11.7% of TrinityRail’s total production backlog reflecting the positive response we are receiving from industrial shippers and railroads for our leasing services. We believe TILC is uniquely positioned to respond to the demand to replace older railcars as shippers seek to benefit from the trend toward larger, more efficient railcars. Our fleet utilization increased to 98.5% at the end of the 3rd quarter reflecting the strong overall demand for railcars. With growing demand for new railcars at higher prices and lease rates and high utilization of existing lease fleets, lease rates and terms have strengthened.

I’ll now turn it over to Jim Ivy.